Exhibit 5.1

Baker McKenzie Switzerland AG
Holbeinstrasse 30
P.O. Box
8034 Zurich
Switzerland

T +41 44 384 14 14
F +41 44 384 12 84
zurich.info@bakermckenzie.com
www.bakermckenzie.com

In advance via email

NLS Pharmaceutics Ltd

The Circle 6

8058 Zurich

Switzerland

Zurich, February 4, 2025 | MC/jor

NLS Pharmaceutics Ltd – Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd., a stock corporation incorporated under the laws of Switzerland (the "Company"), in connection with the filing of a Registration Statement on Form F-3, filed on or around the date hereof (the "Registration Statement"), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the "SEC") for the purpose of registering under the United States Securities Act of 1933, as amended (the "Securities Act"), in connection with the resale, from time to time by the Selling Shareholder (as defined and identified in the prospectus to the Registration Statement), of up to 645,161 shares (the "Shares") of its common shares, par value CHF 0.03 per share (the "Common Shares"), consisting of: (i) 161,290 Common Shares issued in a private placement pursuant to a December 4, 2024 securities purchase agreement (the "New Common Shares"); (ii) 75,000 Common Shares issued upon the share swap with 46,875 of the Company’s preferred participation certificates (the "Converted Shares"), pursuant to the terms of a securities purchase agreement dated 9 October 2024 (as amended) (the "October SPA"); (iii) 408,871 Common Shares issuable upon conversion of the Company’s preferred participation certificates, as follows: (a) 48,871 Common Shares issuable upon the share swap with 30,545 of the Company’s preferred participation certificates, pursuant to the terms of the October SPA (the "Conversion Shares"); and (b) 360,000 Common Shares issuable upon the conversion of a corresponding number of participation certificates pursuant to the terms of the October SPA (the "Ratchet Shares"). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

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For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the "Documents"):

1.	an electronic copy of the articles of association of the Company dated 7 January 2025, as filed with the Commercial Register of the Canton of Zurich with the updated share capital due to the issuance of 161,290 Common Shares of the Company, as filed with the Commercial Register of the Canton of Zurich (the "Articles");

2.	an electronic copy of notarized resolutions of the Company’s extraordinary shareholders’ meeting dated 7 January 2025 (deed no. 2 / 2025);

3.	an electronic copy of the notarized resolutions of the Company’s board of directors dated 7 January 2025 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) for the issuance of the New Common Shares and the corresponding amendments to the Articles;

4.	an electronic copy of the certified excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated 30 January 2025;

5.	an electronic copy of an excerpt from the share and uncertificated securities ledger and register of beneficial owners of the Company dated 7 January 2025 regarding the New Common Shares;

6.	an electronic copy of three originally signed exercise notices with respect to the swapping of 31,250 preferred participation certificates for 50,000 Common Shares dated 28 January 2025, 61,875 preferred participation certificates for 99,000 Common Shares dated 31 January 2025, and 33,875 preferred participation certificates for 51,000 Common Shares dated 31 January 2025;

7.	an electronic copy of the executed securities purchase agreement dated 9 October 2024;

8.	an electronic copy of the executed securities purchase agreement dated 4 December 2024;

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the Company has not and will not dispose the respective number of common shares reserved in the conditional capital (bedingtes Aktienkapital) for the swapping of preferred participation certificates of the Company for any other purpose than the Conversion Shares;

c)	the genuineness of all signatures;

d)	the completeness of and conformity to the originals of all Documents submitted to us as copies; and

e)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

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III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The New Common Shares are validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the New Common Shares).

b)	The Converted Shares are validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the New Common Shares).

c)	The Conversion Shares issued from the Company’s conditional share capital (bedingtes Aktienkapital), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Conversion Shares) if the following conditions have been met prior to the issuance of any Conversion Shares: (i) the exercise notice(s) to subscribe for such Conversion Shares will have been validly issued and properly delivered to the Company, and (ii) such Conversion Shares will be fully settled as to their conversion price of at least nominal value by way of setting-off or cash payment on a Company’s bank account of a Swiss licensed bank in Switzerland.

d)	The Ratchet Shares, (A) if issued from conditional capital, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Conversion Shares), if (i) the Company issues a corresponding option to acquire such Ratchet Shares, (ii) the exercise notice(s) to subscribe for such Ratchet Shares will have been validly issued and properly delivered to the Company, and (ii) such Ratchet Shares will be fully settled as to their conversion price of at least nominal value by way of cash payment on a Company’s bank account of a Swiss licensed bank in Switzerland and (B) if issued from treasury common shares, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Conversion Shares), if the Company delivers such treasury shares against payment of the nominal value.

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Baker McKenzie Switzerland AG

Matthias Courvoisier

Dr. iur., MSc in Finance, Attorney at law

D +41 44 384 13 40

matthias.courvoisier@bakermckenzie.com

Registered in the Attorney's Register

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